Exhibit 1

Oi S.A. – IN JUDICIAL REORGANIZATION

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

PublicLY-Held Company

MATERIAL FACT

Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”), in accordance with article 157, paragraph 4 of Law No. 6,404/76 and the provisions of CVM Instruction No. 358/02, hereby informs its shareholders and the market in general that the Company entered into customary non-disclosure agreements (the “Non-Disclosure Agreements”) with certain holders (the “Noteholders”) of the 10.000%/12.000% Senior PIK Toggle Notes due 2025 issued by Oi and guaranteed, jointly and severally, by each of Telemar Norte Leste S.A. – In Judicial Reorganization, Oi Móvel S.A. – In Judicial Reorganization, Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization, and Portugal Telecom International Finance B.V. – In Judicial Reorganization (the “Notes”) for the purposes of sharing certain material non-public information (the “Confidential Information”) to facilitate discussions in connection with the Company’s proposed amendment (the “Amendment”) to its plan of reorganization (the “RJ Plan”) in the judicial reorganization (recuperação judicial) proceeding in progress before the 7th Corporate Court of the Judicial District of the State Capital of Rio de Janeiro, Brazil (the “RJ Court”) and a possible modification to the indenture governing the Notes (the “Indenture”) in order to allow the consummation of the transactions contemplated by the Amendment.

Subsequent to the execution of the Non-Disclosure Agreements, representatives of the Company and the Company’s financial and legal advisors (the “Company Representatives”) met by telephone with representatives of the Noteholders and the Noteholders’ legal advisors (the “Noteholder Representatives”) to discuss the Amendment and the terms of the modification of the Indenture. While certain changes were agreed and reflected in the revised version of the Amendment filed on 13 August 2020 before the RJ Court, no definitive agreement on any proposal was reached, and the parties intend to continue discussions on the terms of an acceptable modification to the Indenture. Pursuant to the Non-Disclosure Agreements, the Company agreed to disclose publicly, after the expiration of a period set forth in the Non-Disclosure Agreements, certain Confidential Information provided by the Company Representatives to the Noteholder Representatives in connection with the discussions and/or negotiations concerning the Amendment and the Indenture (the “Cleansing Materials”).

The Cleansing Materials consist of a presentation prepared by the Company and attached hereto regarding the Amendment and the disclosure of certain potential modifications to the Indenture[1] discussed with the Noteholders and the Noteholder Representatives. These potential modifications included the following: (a) a general prohibition on investments other than in Restricted Subsidiaries that are Subsidiary Guarantors; (b) the addition of provisions requiring each UPI be a Subsidiary Guarantor and Restricted Subsidiary under the Indenture (subject to release mechanics); (c) further limitations on the incurrence of Indebtedness; and (d) other adjustments to the Indenture consistent with the Amendment. In addition, the parties discussed but did not reach an agreement on accelerating the mandatory tender offer for Class III debt contemplated by the RJ Plan as amended by the Amendment. All information contained in the Cleansing Materials is accurate as of the date of delivery to such stakeholders, has not been updated since the date of delivery and should not be relied upon for any purposes. The information included in this Material Fact and the attached Cleansing Materials are being made publicly available to satisfy the Company’s public disclosure obligations under the Non-Disclosure Agreements.

Camille Loyo Faria

Chief Financial Officer and Investor Relations Officer

Oi S.A. – IN JUDICIAL REORGANIZATION

Special Note Regarding Forward-Looking Statements

This Material Fact contains forward-looking statements. Statements other than historical facts, including statements of the Company’s beliefs and expectations, business strategies, future synergies, cost savings, future costs and future liquidity, are forward-looking statements. The words “will,” “must,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “predicts,” “plans,” “targets,” “objective,” “projects,” “forecasts” and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current view of the Company’s management and are subject to various risks and uncertainties. These statements are based on several assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operating factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to the Company or its affiliates, or people acting on their behalf, are expressly qualified in their entirety by the cautionary notices set forth in this paragraph. No undue reliance should be placed on these statements. Forward-looking statements speak only as of the date on which they were made. Except as otherwise required by federal securities laws of Brazil or of the United States, or by the rules and regulations of the CVM, the SEC, or applicable regulatory authorities of other countries, the Company and its affiliates do not have any intention or obligation to update or publicly announce the results of any revisions to any of its forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting forward-looking statements. However, it is advisable to consult other disclosures made by the Company on matters related to reports and communications filed by the Company within the CVM and the SEC.

[1]	Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.